Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Patrick Industries, Inc. of our report dated February 28, 2019 relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Patrick Industries, Inc. for the year ended December 31, 2019.

/s/ Crowe LLP

Oakbrook, Illinois
May 29, 2020